Exhibit 10.9
EMPLOYMENT AGREEMENT
This Employment Agreement is made and entered into this 12th day of December, 2025, by and between Lincoln Savings Bank and Rebecca Bell.
RECITALS:
Employer wishes to employ Employee under the terms and conditions contained in this Agreement and Employee agrees to accept such employment. This Agreement shall become effective on your first day of employment.
NOW, THEREFORE, in consideration of the premises and the promises and covenants set forth in this Agreement, the parties agree as follows:
1.    Employment. Employer agrees to employ Employee as an at-will employee under the terms of this Agreement and Employee agrees to be employed under said terms. Employee agrees to devote his/her entire working time and attention to activities necessary for the solicitation, sale and servicing potential new and existing customers of Employer, related duties assigned by Employer relating to its conduct of a banking and financial services business and any other activities relating to public relations and civic affairs as the Employer may reasonably request. Employer may modify, delete, or add to the job duties assigned to Employee at any time during his employment under this Agreement. Employee will not, during the term of his employment under this Agreement, be self-employed, be employed or contracted by another person or entity, employ others work, or in any way own or be a representative of or agent for any other agency, broker, or company, unless Employee has made full disclosure and obtained written authorization from the President of Employer or his designee to engage in such activities.
Employee further agrees to perform his/her job duties in accordance with then existing local, state, or federal law or regulation and the policies and procedures of Employer. Employee will be subject to the terms and provisions of the LSB Employee Handbook, as it may be amended from time to time, and other policies and procedures of Employer, except to the extent that those terms and provisions are inconsistent with the terms of this Agreement and then the provisions of the Agreement shall prevail.
Employee agrees that his employment relationship is at-will and can be terminated by Employee or Employer with or without cause and with or without notice at any time. Nothing in this Agreement is intended or should be construed as altering that at-will relationship in any way.
2.    Termination of Employment. Employee’s employment under this Agreement shall terminate upon the happening of any of the following:
(A)    Death of Employee.

(B)    Permanent disability (as defined by long-term disability benefit provided by Employer’s insurance carrier) of Employee such that Employee is unable to perform the essential functions of his job as determined by the President of Employer and/or the Board of Directors of Employer.
(C)    Termination of Employee by Employer.
(D)    Resignation or retirement by Employee.
3.    Confidential Information. Employee agrees to treat as confidential all records of Employer whether in original, duplicated, copied, recorded, computerized or other form, that contain or refer to trade secrets or other confidential or proprietary information of Employer or its customers (collectively “Confidential Information”), including without limitation the following:
(A)    the names, addresses, and telephone numbers of its customers and prospective customers (collectively “customers”), the investment/insurance portfolios of its customers and any information concerning customers’ past, present, or future insurance or investment activities, any documents or records reflecting work in process, and any information relating to Employer’s customers’ financial relationships, customers’ income, net worth or other business or personal financial information; and
(B)    any information concerning Employer’s methods, operations, financing, services, pricing information, compensation data, pending projects and proposals, research and development strategies, production reports, financial and marketing information, technological developments, software, computer systems, techniques, processes, as well as policy or procedure manuals or training materials; and
(C)    any other secret or confidential information relating to the products, services, customers, sales, technology, and business affairs of Employer.
Employee acknowledges that such Confidential Information constitutes a unique and valuable asset of Employer acquired at great expense by Employer, which is vital to the success of Employer. Employee further acknowledges that any disclosure or other use of such information other than for the sole benefit of Employer would be wrongful and would cause irreparable harm to Employer. Employee also acknowledges that Employer has taken and is taking all reasonable measures to protect its legitimate interests in its Confidential Information, its customers, and employees. Employee further acknowledges that the restrictions, geographic scope, and time-period set forth in this Agreement are reasonably necessary in order to protect Employer’s legitimate interests.
Employee agrees that he/she will not at any time either during or subsequent to his/her employment with Employer use, disclose or transmit, either directly or indirectly, any Confidential Information to any person, firm, corporation, association, or other entity, and will not remove this information, whether in original, duplicated or other form, from the premises of Employer, except as required in the ordinary course of Employer’s business. Employee agrees to keep Confidential Information secret and in strict confidence during the term of this Agreement and at all times thereafter and will not disclose any of such information except to the extent such disclosure is necessary for the performance of his/her duties or required by applicable law.
In the event of Employee’s voluntary or involuntary termination from Employer, for any reason, or at any time at the request of the President of Employer, Employee will immediately return all property or materials, which contain Confidential Information, including any original, computerized, or duplicated records or portions of such materials.
4.    Non-solicitation Agreement. During the term of Employee’s employment and for two years thereafter, Employee will not, directly, or indirectly, on behalf of himself or on behalf of any other individual, association or entity, as an agent or otherwise:
(A)    seek financial service business from or service, solicit, induce, canvass, or contact any of the customers of Employer, who was a customer of Employer for the purpose of soliciting business, inducing such customer to acquire any product or service that currently is provided or under development by Employer from any entity other than Employer, or requesting, suggesting, recommending or otherwise advising any such customer or prospective customer to curtail, refuse , decline or withdraw his business from Employer.
(B)    utilize Employer’s Confidential Information to solicit, influence, induce, or encourage any customers or prospective customers of Employer to divert or direct their business to Employee or any other person, association, or entity by or with whom Employee is employed, associated, engaged as agent, or otherwise affiliated.
(C)    hire, solicit, encourage, induce, or entice any person who is then an employee of Employer to leave Employer’s employment.
Employee represents that he/she is not subject to any other non-competition, non-solicitation, confidentiality, or similar restriction with a former employer that would prevent Employee from performing the duties of the position that Employee will hold with Employer. Employee also represents that he/she has no confidential information of a former employer in his/her possession, nor has Employee been asked to or did disclose any such information to Employer.
5.    Injunctive Relief. Employee consents and agrees to the issuance of a temporary restraining order or a preliminary injunction by a court to prohibit and enjoin the breach of any provision of this Agreement. Employee understands and agrees that nothing herein shall prohibit Employer from pursuing any remedies, in law or equity, available to Employer for a breach or threatened breach of this Agreement, including a claim for money damages or injunctive relief.

6.    Miscellaneous Provisions. This Agreement shall be governed by and in accordance with the laws of the State of Iowa. The provisions of this Agreement are severable. In the event any provision of this Agreement is found to be unenforceable, in whole or in part, the remainder of this Agreement will nevertheless be binding and enforceable. It is the intention of the parties that, if any court construes any provision or clause of this Agreement to be illegal, void, or unenforceable because of the duration, geographic scope or matter covered thereby, such court shall reduce the duration, area, or matter of such provision or clause and, in its reduced form, such provision or clause shall then be enforced. Employee understands that nothing in this Agreement requires him/her to continue employment with Employer for any particular length of time or requires that Employer continue to employ Employee for any particular length of time. All obligations under paragraphs 3, 4, 5 and 6 of this Agreement shall survive the termination, whether voluntary or involuntary, of Employee’s employment with Employer.
The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer. Employee may assign his right of payment under this Agreement, but not his obligations under this Agreement. This Agreement contains the entire agreement of the parties with respect to the issues described herein.
Employee understands that it is an express condition of his/her employment with Employer that he/she adhere to and fulfill any and all obligations of confidentiality which he/she may have to any third party as a result of any prior or current employment, consulting or other relationship.
EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY REVIEWED THIS AGREEMENT PRIOR TO SIGNING IT, UNDERSTANDS ITS TERMS, AND HAS VOLUNTARILY ENTERED INTO THIS AGREEMENT.

Lincoln Savings Bank

Employee:	/s/ Becky Bell
LSB Representative:	Callie Youngblut
Date:	12/12/2025 | 8:18 AM PST